REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Series Fund, Inc.
(Oppenheimer Disciplined Allocation Fund) was held at which the eleven Trustees identified below were elected to both Funds (Proposal No. 1) as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                    FOR                 WITHHELD         TOTAL
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TRUSTEES
Matthew P. Fink            33,382,247.805      378,488.787      33,760,736.592
Robert G. Galli            33,351,276.097      409,460.495      33,760,736.592
Phillip A. Griffiths       33,373,198.248      387,538.344      33,760,736.592
Mary F. Miller             33,359,875.828      400,860.764      33,760,736.592
Joel W. Motley             33,380,600.979      380,135.613      33,760,736.592
John V. Murphy             33,368,822.956      391,913.636      33,760,736.592
Kenneth A. Randall         33,328,691.369      432,045.223      33,760,736.592
Russell S. Reynolds, Jr.   33,343,144.967      417,591.625      33,760,736.592
Joseph M. Wikler           33,376,187.675      384,548.917      33,760,736.592
Peter I. Wold              33,368,807.905      391,928.687      33,760,736.592
Clayton K. Yeutter         33,343,755.040      416,981.552      33,760,736.592